Exhibit 99.2

Q1 2012 Nationstar Mortgage Hldg Inc Earnings Conference Call

May 15, 2012

Corporate Speakers

• Marshall Murphy	Nationstar Mortgage Hldg Inc	EVP - IR
• Jay Bray	Nationstar Mortgage Hldg Inc	CEO
• David Hisey	Nationstar Mortgage Hldg Inc	CFO
• Amar Patel	Nationstar Mortgage Hldg Inc	EVP - Portfolio Investments

Participants

• Douglas Harter	Credit Suisse	Analyst
• Tim Bush	BofA/Merrill Lynch	Analyst
• Henry Coffey	Stern, Agee & Leach, Inc.	Analyst
• Bose George	Keefe, Bruyette & Woods	Analyst
• Joel Houck	Wells Fargo Securities, LLC	Analyst
• Michael Haynes	Beach Point Capital Management	Analyst
• Jake Blair	Highbridge Capital	Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the First Quarter 2012 Nationstar Mortgage Holdings Incorporated Earnings Conference Call. My name is Chanel, I will be your operator for today.

(Operator Instructions)

I would now like to turn the conference over to Mr. Marshall Murphy, Executive Vice President of Investor Relations.

Marshall Murphy: Good morning, everyone.

Please note that this call and accompanying slide presentation are being webcast from the investor relations section of our corporate website at www.nationstarholdings.com. Please refer to that website for important information, including the first quarter 2012 earnings press release.

A replay of this call will be available on the website within a few hours. Today’s slide presentation will also be available for download after the call.

Financial results in today’s press release are unaudited and the matters we will be discussing today include forward-looking statements and, as such, are subject to the risks and uncertainties that we discuss in detail in our documents filed in the SEC; specifically, the most recent report on Forms 10K and 10Q and any applicable amendments which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.

The financial results in today’s press release and the matters we will be discussing today include non-GAAP measures used by Nationstar. GAAP-to-non-GAAP reconciliation information is appended to our press release and slide presentation as applicable, each of which can be found on the Investor Relations section of our website.

With that, I would like to turn it over to Jay Bray, CEO of Nationstar.

Jay Bray: Thank you, Marshall, and thanks everyone for joining us. In addition to reviewing our financial and operating results for the past quarter, we’re going to provide an overview of the Company and our key strategic initiatives. I hope investors and analysts will find that helpful in putting our numbers in context.

So let’s get started. Turning to page two of the presentation — overall, this was a strong quarter. We delivered against our operational objectives as our Servicing business continued to focus on driving performance. Our Origination business was strong as we increased our recapture rate, helping drive record level of originations. And we executed our long-term growth strategy through acquisitions that will boost our servicing portfolio and servicing capacity.

More specifically, adjusted EBITDA was up 63%, and net income was up 237% over the prior quarter. Our EPS came in at $0.67, which exceeded our forecast.

We are particularly proud of the growth we have experienced in our Servicing portfolio. As you see on the page, between 2008 and the end of the first quarter, our portfolio grew nearly five times, to over $100 million in Servicing. It will grow another 61% with the close of the Aurora transaction, which we announced in the first quarter.

In addition, as many of you saw yesterday, we announced a definitive agreement to acquire or subservice $374 billion in ResCap servicing assets. And the transaction, if successful, is expected to close toward the end of the year. I will talk more about the ResCap transaction later.

The Servicing portfolio growth represents the hard work of our dedicated employees and the confidence and trust of our Servicing partners and customers. We continue to believe Nationstar is the partner of choice in the industry transformation that is taking place.

From an origination standpoint, we funded $1.2 billion of loans and our total application pipeline grew $1.9 billion. Both of these are records for Nationstar. We also announced the preferred lending agreement with KB Home in March.

Through the IPO and the subsequent $269 million note offering, we raised significant growth capital. As we’ve discussed, the industry is going through a transformative shift. We believe our strong capital position, our continued focus on our customers, and strong industry relationships position us to be among the winners in this time of pronounced industry change.

Looking forward, as you see on the page, we see earnings ramping higher for full-year 2012. And we feel that we will exceed $300 million in adjusted EBITDA for the full year. I will discuss this more later as well.

So the quick takeaway is that it was a strong quarter that exceeded our forecasts, and we continue to believe that we have the right strategy and model to deliver value to our customers and shareholders. We are pleased with our results, but we recognize that we have much work to do to meet our goals.

Let’s move to page three and look at a schematic of our business model.

Nationstar is a fee-for-service business that generates recurring contractual-based income. We act as a solution and service provider to more than 1 million mortgage-borrowers and loan-investors. Our role as a service provider is to focus on portfolio performance, including reducing delinquencies and keeping borrowers in their homes, which benefits the lender, borrower, and our financial results.

The business is capital-light in nature and we earn fees driven by servicing volume and effectiveness, not directly on the performance of the housing market.

We have consistently outperformed industry benchmarks on servicer quality and portfolio performance. This is a competitive advantage, and acquiring more service means GSEs and other institutions and private investors have awarded major servicing and sub-servicing contracts to us on a repeat basis because of performance.

As you see on the page, our origination-and-recapture platform is a key differentiator as well. It creates servicing assets at low or zero cost, extending the life of our servicing assets, and benefits our customers through lower payments.

Any loans we originate are sold within 30 days, minimizing credit risk. As we look at the opportunity set, we have a total addressable servicing market of $10 trillion plus, with over 60 million customers in that market. We will continue to capture share through prudent and disciplined acquisitions and subservicing opportunities.

We continue to evaluate ways to offer additional services to our current customers in the larger market.

Let’s move to page four and look at some performance information. As you will see on page four, Nationstar continues to demonstrate strong performance. Our delinquency rates and roll rates are consistently best-of-class. This is critically important because the single biggest driver of profitability in high returns is improving the credit performance in our portfolios. A performing loan is significantly less costly to service, and we receive incremental fees for improving portfolio performance.

The business has never been just about reducing expenses. As I stated before, we view our servicing relationships as partnerships, with the common goal of taking care of customers. We do not view these relationships as client and vendors. We will be servicing over 1 million customers dispersed across the US.

We work with our customers to help make their mortgage more affordable with a modification or another workout or to refinance their loan. We want to keep the borrower as a Nationstar customer for life and eventually help fill other needs.

We believe our continued focus on performance and preserving home ownership is in the best interest of everyone in the country — borrowers, their communities, investors and mortgage insurers.

Let’s move to page five for a quick update on the Aurora transaction.

We announced the acquisition of the $63 billion Aurora Servicing portfolio in March. Regulatory approvals are proceeding and we expect to close in the second quarter. This transaction demonstrates our competitive advantage and our ability to provide a one-stop solution for sellers of servicing. We have the capital to buy servicing, the ability to service agency and non-agency loans, and strong relationships with the GSEs, whose approval is needed for transfer (inaudible).

Our internal models have estimated the returns on our $286 million cash investment to be 20% plus. This is the type of capital-light investments we make.

On Aurora, the operational plan and integration plan is on-track. The integration includes adding capacity in three cities — Indianapolis, Denver and Scott’s Bluff, Nebraska. This will help us ensure continuity in the management of the portfolio and add additional capacity for Nationstar.

There is ample opportunity to improve loan performance and provide origination or capture of services on this portfolio, both of which we believe can enhance the financial benefit to Nationstar of the transaction.

Let’s talk about ResCap and turn to page six.

Yesterday, Nationstar announced the acquisition of $374 billion in servicing and subserving assets from ResCap. We anticipate closing is successful in December 2012, subject to court and other regulatory approvals. Upon closing, the acquisition will make Nationstar the largest non-bank residential mortgage loan servicer, with a total servicing and subservicing book of approximately $550 billion.

This transaction, we believe, again, demonstrates the breadth and scale of our platform that enables Nationstar to be the partner of choice on a large portfolio and platform acquisitions.

Just as with Aurora, the portfolio is a blend of agency and non-agencies — although, in this case, the majority of the book is agency — and also, like Aurora, we are utilizing our capital-light acquisition approach with our investment partner, Newcastle. We plan on picking up capacity with the ResCap platform and we look forward to picking up a number of talented folks within that platform.

Let’s talk briefly about the pipeline. The pipeline remains strong for servicing opportunities. Approximately $350 billion in servicing has moved from banks to non-banks in the last 22 months. Nationstar has certainly received their fair share of that. And what’s driving this change — the demands of Basel III, the ongoing legal and headline risk for financial institutions, and the banks’ refocus on their core customers are the main drivers.

And at the same time, as you look at the landscape, there are really a limited number of qualified buyers and subservicers, largely due to high barriers to entry. With the three largest specialty services currently combined into service less than $500 billion in servicing and, perhaps, eight times of that ultimately in motion, we see a long runway for growth.

Including ResCap, our current pipeline remains at the $700 billion plus in total servicing. The majority of that pipeline consists of agency collateral. And we believe our proven track record and managing portfolio transfers positions us well with the agency, which will only approve large portfolio transfers to proven players.

Shifting from our servicing business, let’s talk a minute about originations and turn the page eight. We have an integrated origination platform that supplements our core servicing operations. Simply, the origination platform is there to support servicing and provide future servicing [asset].

In today’s origination environment, recapture is the most efficient way to create servicing asset. It allows us to originate and sell loans at a cash profit, extend the life of the servicing cash flows and reduce customer payments.

Originations are a competitive differentiator for us as well. We can offer loss mitigation and portfolio-management tools to our servicing partners. Their at-risk loans are paid off in full and the new loans have more affordable monthly payments for the borrowers.

As I mentioned earlier, we had a record quarter in overall volume and application pipeline. More importantly, as you see on the page, our recapture rate has increased over the past five quarters, with a 38% first-quarter rate.

Our recapture goal remains at 55% and we are achieving this on certain portfolios, and we are earnestly working toward that goal for the overall portfolio. Recapture is very economically beneficial to us. And let’s take a closer look at the origination numbers on page nine.

The first quarter was a very favorable rate environment, which drove up refinancing volume and margins, our origination economics, our cash-driven high-quality revenue stream. In total, as you see on the page, we earned $44 million in cash revenue in the quarter and an additional $16.5 million in pipeline value, which will be converted to cash once the loan is sold in 30 days. You can see on the slide how that breaks down.

In addition to the cash generated, we book a servicing asset in connection with each new loan. We value our servicing in line with industry averages. And our valuations are verified by third-party valuation firms.

In the first quarter, our origination servicing was capitalized at 3.6 times the average servicing fee. Given 55% of the loans we originated were refinanced through HARP 2.0 we believe this value is conservative. HARP loans have lower prepayment speeds. And for the overall portfolio, the total servicing multiple is 1.82 times.

We originate loans through additional channels beyond the recapture portfolio and our existing portfolio. And we are sourcing new customer relationships. That is why we are very pleased with the KB Home deal, which we announced last quarter, described on page 10.

Nationstar was named as KB Home’s preferred lender in March. This is a very important channel for us. The loans have a high-purchase money profile which is less rate-sensitive. There is also the opportunity to add additional homebuilder relationships as certain banks exit that segment of the market.

KB is the fifth-largest homebuilder in the United States, and completed nearly $1.6 billion in home sales in 2011. Their buyer profile is heavily weighted towards the first-time homebuyers.

We were selected because of our customer-service track record and integrated servicing model. Homebuilders are selective when choosing their preferred lender, as the preferred lender plays a large role in the experience of the homebuyer. Loan originations from KB will start in May 2012. So this month, the potential exists for high conversion rates from application to funding and $125 million application pipeline will move to Nationstar.

We do not see the customers that come in through this relationship or other origination channels as one-off transactions. We view them as potentially recurring origination customers; a hopefully lifelong servicing customer; and a potential customer for other fee-based services in the future.

I cannot stress how deeply ingrained customer engagement is in our culture. We put tremendous value on the opportunity it presents to us both in terms of the near-term rewards from recapture and portfolio performance to the longer-term possibility of additional origination and other financial services.

Before I turn it over to Dave, I’d like to frame how we are thinking about the remainder of the year.

The servicing opportunities and the origination landscape, as we have discussed, remain very strong. As we outlined earlier, we expect to exceed $300 million in adjusted EBITDA for the year. Given the timing and ramp-up of our servicing acquisitions and the related costs, we may not experience consistent quarter-over-quarter growth. But full-year results are expected to be as previously discussed. More important, we expect to fully realize the benefits of Aurora and future projected acquisitions in 2013.

And now I’d like to turn the call over to David Hisey, our Chief Financial Officer, who will discuss the financial highlights of the quarter. David?

David Hisey: Thank you. As Jay said — a strong quarter; the information I’ll refer to begins on page 11.

Revenue from operating segments grew 35% over the previous quarter to $162 million. And adjusted EBITDA from operating segments grew 63% over the previous quarter to $77 million, or a 48% operating margin, all of which translated into earnings per share of $0.67.

I do want to point out that the share-counted tax rate for Q1 reflect the fact that Nationstar went public on March 8, and so there is a [stub] period effect that lowered the average quarterly share count and tax rate. Normalizing for an effective tax rate in the high 20%, where we see this year; and shares of approximately 89 million yields earnings per share in the low $0.40 range — still a strong quarter.

With the Servicing segment, adjusted EBITDA came in at $35 million on a healthy 38% margin. Servicing adjusted EBITDA on average portfolio UPB came in at 14 basis points.

For the origination segment, adjusted EBITDA came in at $42 million on a 60% margin.

As Jay mentioned earlier on the call, our quarter-to-quarter results should be viewed in the context of our long-term strategy of building our Servicing portfolio and serving those customers.

Our quarter-to-quarter results could be a bit noisy based on the timing of the Servicing portfolio growth and the investments we make to support that growth. However, as we execute our strategy through transactions such as Aurora and ResCap, we expect to add 10 to 12 basis points of adjusted EBITDA per servicing UPB added. And we further expect to increase earnings through services such as originations to these new customers. Over time, we will also look for efficiency improvements with this added scale.

Turning to page 12 and our balance sheet — Nationstar focuses on balance-sheet management through a capital-light model that seeks to generate strong cash flows and returns. We strengthened our balance sheet in the quarter with a $247 million IPO, and subsequent to Q1, a net $260 million note issuance.

These activities injected significant growth capital into the business, which we will deploy into Aurora, ResCap and other market opportunities, as Jay noted. In addition, we generate significant cash flow from operations that provides a source of capital for growth. A key component of our capital-light model is our excess MSR co-investment structure that we piloted with our partner, Newcastle.

To remind everyone of how this structure works, we take a [base E] and then share usually 65% to our partner, 35% to us, and the remaining servicing fee. We also get the ancillary income.

We have partnered with Newcastle on two transactions to date, including Aurora. And Newcastle will invest $142 million in these two transactions alone.

Nationstar continues to explore other capital avenues with excess MSR structures, and has received numerous inquiries from a variety of other investors.

To reiterate, Nationstar’s capital-light approach drives high-margin growth and returns while reducing the balance-sheet risk.

Before we go to Q&A, let me turn the call back over to Jay.

Jay Bray: Thanks, Dave. In short, Nationstar had a very strong quarter that exceeded expectations and continues to build up on our track record of profitable growth. We continue to believe that we have the right strategy and model for this environment to deliver value to our customers and shareholders.

We will strive to continue to scale the platform in a prudent and profitable way with a rigorous focus on our key strategic initiatives, including Aurora, ResCap, acquiring additional portfolios and subservicing contracts, and driving the recapture rate higher.

This is Nationstar’s first quarter as a public company. And, as I said at the beginning of the call, while we are pleased with our results, we recognize that we have work to do to meet our overall goals.

We are very focused on operating execution so that we achieve these goals while providing the highest level of service to our customers.

We believe that we have the team, the process, the infrastructure, and the capital-light model all in line to continue to grow on a long-term basis and take advantage of the fast-changing mortgage-service market.

I would like to thank all of our investors and all the participants for joining us this morning. And with that, I would like to open up the call for questions.

QUESTION AND ANSWER SESSION

Operator: (Operator Instructions). Douglas Harter, Credit Suisse.

Douglas Harter: I was hoping you could talk a little bit about your appetite for continuing to add balances, given the two large transactions you have.

Jay Bray: I think Aurora is close to closing and will be boarded in the June and July timeframe. And that integration is well underway. And we’re staffed appropriately and ready for that.

I think ResCap — the way to think about that one is that will take place over the remainder of the year. And they’ll go through the bankruptcy process. And we really won’t be fully engaged from an operational standpoint on that until later in the year.

And I think the good thing about ResCap is they have an excellent platform with a strong level of talent in the servicing-and-origination organic-growth that we’ll be able to pick up and take advantage of their skills.

So that’s the way we think about those transactions. I think from a — other opportunities — we’re going to continue to look at other opportunities. I think when you look at what’s in the pipeline and the size relative to the Aurora and ResCap, the remainder of the opportunities are relatively small. Some are in the $10 billion to $40 billion range.

And clearly we think we can participate in those. And we’ll continue to look at those. If the opportunity makes the right financial sense and operational sense, we’re going to pursue them. I think we’ll continue to be active for the right opportunity.

Douglas Harter: I was hoping you could talk about the ability to maintain recapture rates on those acquired portfolios. Is your expectation for similar-type recapture rates on those portfolios?

Jay Bray: On Aurora, I think the answer is yes. We believe that the recapture rate will continue to be in the levels that we’re achieving today. You won’t see the level of prepays on Aurora that you might see on some of the more traditional agency product. So from a pure volume standpoint, the volume will be less. But from an overall recapture percentage, we think we’ll remain consistent there.

On the ResCap, I think the goal would be to be in the low to mid $30 million there. If you look at the composition of that portfolio, it is a lot of agency — a significant piece of it is agency, and so our goal would be to target the $30 million and $35 million range.

Operator: Tim Bush, BofA Merrill Lynch.

Tim Bush: I think I was looking for a little bit more servicing UPB at the end of the quarter. We had a transaction possibly closing. Did anything fall out that you had expected, or was I just off my numbers?

Jay Bray: I think you’re off on your numbers. The only thing that we are awaiting approval on from the GSE and another financial institution is a small piece of reverse. You might have had that in your number. But that’s the only thing that’s pending.

We were on forecast with what we planned, and didn’t really expect anything significant.

Tim Bush: As we look at the gain on sales margin in the quarter, can you provide some of the details as to why that was so strong in the quarter — much higher than we were looking for? I’m just trying to wrap our heads around what might be driving that.

Jay Bray: I think the big reason is HARP. If you look at the HARP 2.0 product and you look at the percentage of that — of our overall originations — that’s what’s really driving the margin. That product, as you’ve seen across all the financial institutions, is a high-margin product. That’s the primary driver.

Tim Bush: How long would you expect that to exist, just in terms of — I guess most people are talking about (inaudible) a couple-quarter event, and then it would kind of roll back from there?

Jay Bray: Well, if you look at our portfolio, I think we would suggest — or we believe — it’s going to last longer because our portfolio is, by its nature, more credit sensitive. So as I mentioned, we’ve seen a really strong pipeline growth. And the pipeline is actually continuing to stay at current levels and even grow from where it was previously.

So I think for us the way we think about it is at least, through the remainder of the year. And the program ends the following year. So as we acquire other portfolios, we think we’ve got quite a bit of runway there.

Tim Bush: ResCap — can you provide us with any of the details around what you are looking for out of that portfolio in terms of servicing fee, performance in terms of delinquencies and any other attributes, and then how you are going to split the economics between Newcastle and Nationstar?

Jay Bray: We really can’t comment a lot on specifics around ResCap quite yet. But I think the way to think about it is the way we priced it and the way we structured the transaction is consistent with the way that we’ve bought other acquisitions or other portfolios.

So when we’ve talked previously about our targeted returns, both from an [IRR] standpoint in the range that we’ve talked about previously, as well as what we think we’ll get from an adjusted EBITDA basis-point standpoint that Dave mentioned — that’s very consistent. So it is in line with the way we looked at other transactions.

From a Newcastle standpoint, the structure there is consistent. We intend to sell Newcastle and-or other fortress entities 65% of the servicing [strip]. So it’s really the same play we’ve run in the last couple of transactions we’ve executed. And we feel very, very good about it.

Tim Bush: What’s the base servicing fee on this deal?

Amar Patel: It’s going to vary by the portfolios. It’s approximately 10 basis points.

Tim Bush: When I run my numbers, I’m getting — just based on the purchase price discussed and significantly higher IRR for ResCap in the 30% range. Is that reasonable in terms of the way we’re thinking about that. And separately, do you expect that the bids go north from here, or how are you looking at this stalking-horse situation going forward?

Jay Bray: Well, to your first point, in the IRR — yes, we think the IRRs are consistent with the way we’ve — both we and Newcastle have priced previously. If you look at track record in the bankruptcy process, the stalking horse clearly has an advantage. There is a breakup fee here. There is some expense coverage. So we feel quite good about it.

I’m sure there will be other bidders. But, again, with the breakup fee and with our ability as a family — between us and Newcastle and other fortress institutes — I think we clearly have the advantage, and we plan on winning.

Tim Bush: Would Nationstar receive the breakup fee if the court decided on a partial fulfillment under the transaction and not a full [consummation] under the deal agreed upon?

Jay Bray: Yes, is the answer.

Tim Bush: In terms of the rep-and-warrant handling for that portfolio, how should we think about that?

Jay Bray: You should think about that as — the whole purpose of the bankruptcy is to eliminate those liabilities.

Tim Bush: So that nothing would be transferred to Nationstar in that case?

Jay Bray: That’s right.

Tim Bush: Good quarter.

Operator: Henry Coffey, Stern Agee.

Henry Coffey: I know the combined servicing fee out of [Ally] is about 32 basis points. Is it right in assuming that that subservicing you’re getting out of ResCap is really just what ResCap was doing for Ally?

Jay Bray: That’s right. And the gross fee is the 32. And then what we were quoting earlier was the base fee that we —

Amar Patel: Correct. That base fee is going to be about 14 to 15 basis points.

Henry Coffey: So the base fee out of the subservicing will be about 14 to 15. Is that correct?

Jay Bray: Yes.

Henry Coffey: Then the fee on the primary servicing will be around, quote — at 32 or higher, because there’s a higher concentration of non-agency in there?

Jay Bray: Yes.

Henry Coffey: Higher?

Jay Bray: No. Thirty-two is about right for the overall —

Henry Coffey: There is a whole mortgage business inside of Ally. I think most of us are looking at the ResCap deal and crossing our fingers and hoping you get it. But there’s another side to the coin that Ally seems to be intent on getting out of the mortgage business.

Are any of those assets ultimately likely to transfer your way or is it all just ResCap right now?

Jay Bray: Well, we’re focused on ResCap. And within ResCap you have both servicing and origination capabilities. Within ResCap, the origination piece of ResCap is the recapture channel, which clearly we will get, and we are very interested in. They also have another retail channel, which we’ll also look at.

The only thing really that’s at Ally, from an operational standpoint is the correspondent and broker channel. And that is not part of this transaction. So I think the way to think about it they effectively are, at least from our understanding, getting out of the mortgage business — everything but really the correspondent and broker channel is within ResCap. And we will be acquiring that.

Henry Coffey: And then we could have one more — well, they’ve already sort of walked away from the correspondence business. Is that accurate? Ally’s already turned their back on their business or moving in that direction?

Jay Bray: Yes. We can’t really comment on what they’re doing, obviously.

Henry Coffey: But in terms of looking back at your own business here — obviously very high profitability, primarily on a cash basis, inside the mortgage business, based on your sense of how the June quarter was unfolding — is that level of profitability sustaining itself or —?

Jay Bray: Well, from a core operating standpoint, yes. We had a strong April and we think we’ll have a strong quarter. But as I mentioned and as Dave mentioned, we’re going to have — with all these acquisitions, you’re going to have some ramp-up costs. You’re going to have some one-time transition costs. And so you can expect to see some of those in the second quarter.

I think the overall business itself is definitely performing consistent with the way we forecasted and expected. But you’ll have some transition stuff in the second quarter.

Operator: Bose George, Keefe, Bruyette & Woods.

Bose George: Just based on the slides and the Ally call this morning, it looks like they’re retaining $1.3 billion of MSRs of their total. So is the face value of the MSRs that you guys are getting the other $1.3 billion?

Jay Bray: Yes, that’s right. We’re subservicing that piece for them.

Bose George: They had $2.6 billion, so the other $1.3 billion is basically what is part of ResCap, which you’re getting?

Jay Bray: Yes.

Bose George: It sounds like the others can bid on parts of the portfolio, but in that case, you’d be entitled to the breakup fee. Is that correct?

Jay Bray: I think that’s right. I don’t think we can comment much more on ResCap. I think we’ve provided all of the details we can.

Bose George: The disclosure you had on slide nine — if I just do the math there, it looks like the MSR capitalization number is just a little over 1% of the total of the gain on sales. So most of the gain on sale is cash gains? Is that right?

Jay Bray: Absolutely, yes. And that’s the way we run the business. That’s the way we think about the business. It is quite a large cash generator. And we’re booking a servicing asset that’s going to generate attractive returns down the road. And so you’re thinking about it exactly the right way.

Bose George: When’s your 10Q going to be released?

Jay Bray: This evening.

Operator: Joel Houck, Wells Fargo.

Joel Houck: Can you give us some guidance in terms of — based on your current cash balances and the internal cash generation the rest of this year — what you’re thinking in terms of funding the ResCap transaction — if there’s any need for external financing to complete the deal?

Jay Bray: Well, from an internal cash-generation standpoint, it’s consistent with what we’ve previously discussed. The business will generate over $200 million in investable cash this year.

We’re still working on the final details with respect to Nationstar and Newcastle, et cetera. If we did need additional funds, I think we certainly have capacity today from a debt standpoint. And we’d look at that. But we have not completely finished that analysis.

Joel Houck: Is it fair to say at this time, though, you’re not contemplating additional equity to complete ResCap?

Jay Bray: That’s right.

Joel Houck: Great quarter.

Operator: Michael Haynes, Beach Point Capital.

Michael Haynes: Can you explain just a little bit what the reverse-mortgage item is that showed up on your balance sheet? And then, on the liability side, the participating interest financing — what that reflects?

Jay Bray: The reverse-mortgage item on the balance sheet is really [tail] issuance. On a reverse mortgage, the way you collect your servicing fees and the way you fund advances is through issuing another Ginnie Mae security. So you basically issue that security and you get the cash on Day One for your servicing and for any advances.

From an accounting standpoint, that has to stay on your balance sheet and be treated as a financing. So that really is what’s on the balance sheet. So you really just book that security where you receive the cash as an asset, and then you book a corresponding liability as the debt.

The other question was on the fair-value servicing (inaudible)?

David Hisey: Jay, I think you answered both — it’s an asset and a liability. The liability is really that issuance that Jay spoke about. And then there are some other advances that you need to make under the program because it’s a reverse mortgage, and so those other advances are what’s up on the asset side.

Jay Bray: So they’re both related to the reverse business.

Michael Haynes: Was that a portfolio of exposure that you acquired or you’re just servicing it and those assets and liabilities are just a function of the servicing side, or —?

Jay Bray: It’s a portfolio that we acquired. So that’s just —

David Hisey: It was a servicing portfolio that was acquired. But because it’s a reverse mortgage, you have to — it’s a line of credit. You have advances that you need to make. And then, as Jay mentioned, on some of the programs, the way that you get your servicing income is you securitize those advances and you keep a piece of it.

So that balance-sheet activity — both the asset and liability — is the way that the program works, and the new items that showed up on the balance sheet.

Jay Bray: But it’s all servicing related. We didn’t buy loans. There’s no credit risk there. It’s all servicing-related.

Operator: Jake Blair, Highbridge Capital.

Jake Blair: I’m hoping, given the amount of disclosure at this point, particularly, that you’re buying this for about $0.60 on the dollar — the MSR is $0.60 on the dollar from the mark at ResCap.

You might be able to explain to us a little bit of how you think about what you’re paying for the GSE MSR versus what you’re paying for the private-label MSRs and how those comped to your purchase prices for the similar assets within Aurora, and maybe the liability and indemnifications that you’re getting in ResCap — it seems like a pretty good deal. I’d like to understand a little bit more detail within that if you can.

Jay Bray: We can’t comment on it. I’m sorry. Again, macro-wise, the way I think about it is consistent with how we’ve looked at previous portfolios. But I have my general counsel staring at me. So we can’t comment any more on ResCap.

David Hisey: Around those specifics.

Operator: Ladies and gentlemen, that concludes the Q&A session. I would now like to turn the call back over to Jay Bray.

Jay Bray: Thanks, everyone. I appreciate your participation. The 10Q will come out this evening. And we’ll be available for further questions and comments. Thanks.

Operator: Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.